Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Equity Incentive Plan and the 2014 Equity Incentive Plan of Genocea Biosciences, Inc. of our report dated October 22, 2013, except for Note 16, as to which the date is January 23, 2014, with respect to the financial statements of Genocea Biosciences, Inc. included in its Registration Statement (Form S-1 No. 333-193043) and related prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Boston, Massachusetts
February 17, 2014